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                               DYKEMA GOSSETT PLLC
                             400 Renaissance Center
                                Detroit, MI 48243

                                  3 August 2001

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

         Re:      Lindner Investments
                  Registration No. 33-66712 (1933 Act)
                  Registration No. 811-7932 (1940 Act)
                  Post-Effective Amendment No. 26 (1933 Act)
                  Post-Effective Amendment No. 28 (1940 Act)

Ladies and Gentlemen:

         On behalf of Lindner Investments, we hereby withdraw
Post-Effective Amendments No. 26 (1933 Act) and 28 (1940 Act) to the above-referenced Registration Statements on Form N-1A. These Post-Effective Amendments No. 26 and No. 28 are being withdrawn because they were filed as a Type 485-BPOS filing when they should have been tagged as a Type 485-BXT filing. A properly tagged Post-Effective Amendments No.
26 and 28 will be filed shortly.


                                                    Sincerely,

                                                DYKEMA GOSSETT PLLC


                                                /S/ DAVID W. GEISS
                                                  (313) 568-6830